Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 1st day of October, 2009, by and between MTR Gaming Group, Inc. (“MTR” or the “Company”), having an address of State Route 2 South, Chester, West Virginia 26034, and David R. Hughes, having an address of c/o MTR Gaming Group, Inc., State Route 2 South, Chester, WV 26034 (“Executive”).

WHEREAS, Executive is an employee of the Company, serving as its Corporate Executive Vice President and CFO.

WHEREAS, the Company and Executive entered into an Employment Agreement effective May 15, 2008, which Employment Agreement has been amended from time to time (the “Original Agreement”); and

WHEREAS, the Company wishes to continue to employ Executive and further wishes to enter into this Agreement with Executive in order to afford Executive certain long-term benefits as well as to reflect the terms and conditions of Executive’s continued employment relationship to the Company.

NOW THEREFORE, the parties, in reliance upon the mutual promises and covenants herein contained, do hereby agree as follows:

1.             Term.  (a) The Company hereby agrees to continue to employ Executive, and Executive agrees to serve the Company, in the capacity indicated above from the date hereof to August 11, 2011 (the “Term”), on the terms and conditions set forth herein.

(b)           Commencing ninety (90) days prior to the end of the Term the parties will negotiate in good faith to extend the Term of this Agreement for at least one (1) additional year including reasonable compensation/benefits based upon Executive’s contributions to the Company.  If the parties are unable to reach an agreement to extend the Term within such 90 day period, then at the expiration of the Term Company shall pay to Executive all unpaid Base Salary (as hereinafter defined) and Discretionary Cash Bonus (as hereinafter defined) due and payable hereunder for the balance of the Term in cash (subject to income and employment tax withholdings) within ten (10) days after the date of the expiration of the Term. In addition, the Company shall pay Executive severance benefits of: (x) an amount equal to Executive’s Base Salary (as hereafter defined) for the final year of the Term, payable in twelve (12) monthly installments commencing the first day of the calendar month next following the end of the Term; (y) an amount equal to Executive’s Discretionary Cash Bonus (as hereafter defined) determined by the highest amount of any Discretionary Cash Bonus declared during the Term or in the event such expiration occurs prior to the declaration of any Discretionary Cash Bonus, based on the minimum Discretionary Cash Bonus payable pursuant to Section 3(b) hereof), payable in twelve (12) monthly installments commencing the first day of the calendar month next following the end of the Term, and (z) a monthly amount so Executive, Executive’s spouse and dependants will be able to continue to receive without interruption the health benefits they received during the Term until the earlier of August 11,2012, a date on which Executive accepts employment with or provides service to, in any capacity, any other business or entity in exchange for compensation.  Notwithstanding anything to the contrary, Section 4(c) hereof and not this Section 1(b) shall apply if a Change in Control (as hereinafter defined) occurs during the Term.

2.     Duties and Services.  During the Term, Executive agrees to serve the Company as its Corporate Executive Vice President and CFO of MTR Gaming, and in such other office of MTR and/or its Affiliates to which Executive may be elected or appointed, and to perform such other reasonable and appropriate duties as may be requested of Executive by the President and CEO of the Company (the “CEO”), in accordance with the terms herein set forth.  Executive shall devote such of his/her time, energy and skill during regular business hours to the business and affairs of the Company and its Affiliates and to the promotion of their interests as is required.  Executive shall report directly to and shall be subject to the direction of the Company’s Chief Executive Officer.  Executive shall perform those duties customarily performed by the Chief Financial Officer of a publicly traded corporation, including but not limited to assuming primary responsibility for the Company’s reporting and disclosure requirements imposed by the Securities and Exchange Commission and Nasdaq.

3.     Compensation.

(a)           Base Salary.  The base salary of the Executive for services pursuant to the terms of this Agreement (the “Base Salary”) shall be $410,000 per year, payable in bi-monthly installments or on such other terms as may mutually be agreed upon by the Company and Executive.  Executive’s base salary shall be subject to an automatic cost-of-living increase of five percent (5%) on January 1st of each year of this Agreement, and shall be subject to periodic increase by the Company’s Compensation Committee in its sole discretion.

(b)           Discretionary Cash Bonus.  Executive shall be entitled to periodic cash bonuses of a minimum of 25% of Base Salary, payable on January 1st of each year of the Term with the ability to earn additional discretionary bonuses at the sole discretion of the Company’s Compensation Committee (such minimum or higher amount, a “Discretionary Cash Bonus”).

(c)           Benefit Plans and Fringe Benefits.  Executive shall receive such employment fringe benefits and shall be entitled to participate in other employee benefit plans, including without limitation any health insurance, pension plan, profit-sharing plan, savings plan, life insurance and disability insurance plans and the like made available by the Company now or in the future to its executives, subject to and on a basis consistent with the terms, conditions and overall administration of such benefit plans.

(d)           Long Term Incentives.  Executive shall participate in any and all of the Company’s long term incentive plans and in any other incentive plan that the Company provides for its employees.

(e)           Automobile Allowance.  During the Period of Employment, Executive shall be entitled to $700 per month toward the lease or purchase, insurance and maintenance of an automobile.

(f)            Vacation.  Executive shall be entitled to five (5) weeks of paid vacation annually to be taken at a time or times mutually satisfactory to Executive and the Company.  Accrued vacation time not utilized by Executive due to business commitments may be carried over to the following year (provided, however, that Executive shall not in any event utilize more than six weeks of vacation in any twelve month period) or paid to Executive at the end of the year as additional compensation at Executive’s election.

(g)           Expenses.  All travel and other expenses incident to the rendering of services by Executive hereunder, including the expenses associated with gaming licensing in any state in which the Company or one of its affiliates requests Executive to become licensed, shall be paid by the Company.  The Company shall also provide Executive a Company cellular telephone, or, at the Company’s election, reimburse Executive for the cost of a cellular phone and monthly service charges maintained by Executive.  If any such expenses are paid in the first instance by Executive, the Company shall reimburse him/her therefore on presentation of the appropriate documentation, or otherwise required under the Company’s policy with respect to such expenses.

(h)           Working Facilities.  The Company shall provide Executive with an office, secretarial, administrative and other assistance, and such other facilities and services as shall be suitable to his position and appropriate for the performance of his duties.

4.     Early Termination.

(a)           For Cause.  Executive may be discharged by the Company “For Cause” (as hereafter defined), in which event the Term shall cease and terminate and neither party shall have any further obligations or duties under this Agreement, except that the Company shall pay to Executive all unpaid Base

Salary and unpaid Discretionary Cash Bonus then due and payable hereunder, in cash (subject to income and employment tax withholdings) within thirty (30) days after the date of the early termination of the Term.

For purposes of this Section 4(a), “For Cause” shall mean: (i) Executor’s conviction of a felony; (ii) Executor’s embezzlement or misappropriation of funds or property of the Company or any of its affiliates (the “Affiliates”); (iii) Executive’s consistent refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations hereunder; (iv) Executive’s engaging in activity that the CEO determines in the CEO’s reasonable judgment would result in the suspension or revocation of any video lottery, pari-mutuel, or other gaming license or permit held by MTR or any of its subsidiaries; or (v) a determination by any state gaming regulatory agency that Executive is not suitable to hold his position or otherwise to participate in a gaming enterprise in the state in question.

(b)           Death; Disability.  The Term shall cease and terminate upon the earliest to occur of the following events: (i) the death of Executive, or (ii) at the election of the CEO (subject to the Americans With Disabilities Act), the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 180 consecutive days.  Upon early termination of the Term as a result of the Executive’s death or disability, and in consideration for Executive or his beneficiaries releasing the Company from any claims, damages or causes of action, the Company shall pay to Executive or his estate, as the case may be, an amount equal to the greater of (x) all unpaid Base Salary and any unpaid Discretionary Cash Bonus for the remainder of the Term (subject to income and employment tax withholdings), or (y) an amount equal to one times (100%) of Executive’s then-applicable annual Base Salary (as hereafter defined) and Discretionary Cash Bonus in either event, payable in cash within ten (10) days after the date of such early termination of the Term.

(c)           Change in Control. If Executive’s employment is terminated for any reason following a “Change in Control” (as hereafter defined), then upon such termination, the Company shall pay Executive severance benefits of an amount equal to two times (200%) Executive’s then annual Base Salary, payable one-half (50%) in cash within thirty (30) days of the date Executive’s employment terminates and the balance in twelve (12) equal monthly installments commencing the first day of the calendar month next following the termination of employment and a monthly amount so Executive, Executive’s spouse and dependants will be able to continue to receive without interruption the health benefits they received during the Term of the Agreement until the earlier of the second anniversary of the date of Executive’s termination of employment and the date on which Executive accepts employment with or provides service to, in any capacity, any other business or entity in exchange for compensation.  Executive shall have no obligation to mitigate damages.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (i) an acquisition of any voting securities of Company by any person or group immediately after which such person or group has beneficial ownership of more than 50% of the combined voting power of Company’s then outstanding voting securities;  or  (ii) the consummation of (A) a merger, consolidation or reorganization involving Company, unless the company resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) shall adopt or assume this Agreement and the stockholders of Company immediately before such merger, consolidation or reorganization, own more than 50% of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, (B) a complete liquidation or dissolution of Company, or (C) a sale or transfer of all or substantially all of the assets of Company.

(d)           Without Cause. In the event Executive is discharged by the Company for any reason not covered in Sections 4(a) through 4(c) hereof, in exchange for Executive releasing the Company from any claims, damages or causes of action, the Company shall pay to Executive (x) all unpaid Base Salary (as hereinafter defined) and any unpaid Discretionary Cash Bonus (as hereinafter defined) for the balance of the Term in cash (subject to income and employment tax withholdings) within ten (10) days after the date of termination employment. In addition, the Company shall pay Executive severance benefits of: (x) an amount equal to Executive’s then-annual Base Salary, payable in twelve (12) equal monthly installments commencing the first day of the calendar month next following the termination of employment; (y) an amount equal to Executive’s then-annual Discretionary Cash Bonus (determined by the highest amount of any Discretionary Cash Bonus declared during the Term, or, in the event such termination occurs prior to the declaration of any Discretionary Cash Bonus, based on the minimum Discretionary Cash Bonus payable pursuant to Section 3(b) hereof), payable in twelve (12) monthly installments commencing the first day of the first full calendar month following the termination of employment; and (z) a monthly amount so Executive, Executive’s spouse and dependants will be able to continue to receive without interruption the health benefits they received during the Term of the Agreement until the earlier of the second anniversary of the date of Executive’s and the date on which Executive accepts employment with or provides service to, in any capacity, any other business or entity in exchange for compensation.  Executive shall have no obligation to mitigate damages.

(e)           Executive’s Termination for Good Reason. Executive may terminate his employment for “Good Reason” upon 90 days’ written notice to Company (which notice the Company may waive or reduce in time at its sole discretion), by resigning his employment with the Company. In the event of early termination of the Term pursuant to the preceding sentence, and in consideration for Executive’s or his heirs’ and beneficiaries’ releasing the Company from any claims, damages or causes of action, the Company shall then upon the early expiration of the Term, pay to Executive (x) all unpaid Base Salary (as hereinafter defined) and any unpaid Discretionary Cash Bonus (as hereinafter defined) for the balance of the Term, in cash (subject to income and employment tax withholdings) within ten (10) days after the date of termination employment. In addition, the Company shall pay Executive severance benefits of: (x) an amount equal to Executive’s annual Base Salary, payable in twelve (12) monthly installments commencing the first day of the calendar month next following the termination of employment; (y) an amount equal to Executive’s then applicable Discretionary Cash Bonus (as hereafter defined; and determined by dividing the highest amount of any incentive compensation paid to Executive in respect of the full year immediately preceding the date of termination, or in the event such termination occurs prior to the payment of any annual bonus, based on the minimum Discretionary Cash Bonus payable pursuant to Section 3(b) hereof), payable in twelve (12) monthly installments commencing the first day of the first full calendar month following the termination of employment, and (z) a monthly amount so Executive, Executive’s spouse and dependants will be able to continue to receive without interruption the health benefits they received during the Term of the Agreement until the earlier of the second anniversary of the date of Executive’s termination for good reason and the date on which Executive accepts employment with or provides service to, in any capacity, any other business or entity in exchange for compensation.  Executive shall have no obligation to mitigate damages.

For the purposes of this Agreement, “Good Reason” exists if, without Executive’s express written consent (except as contemplated by this Agreement or in connection with the termination For Cause, or under the circumstances described in Section 4(a) hereof), (i) the responsibilities of Executive are substantially reduced or altered, (ii) Executive’s Base Salary is reduced without his consent, or (iii) Executive’s offices are relocated anywhere other than within a fifty (50) mile radius of the Company’s corporate headquarters in Wexford, Pennsylvania, or (iv) Robert Griffin ceases to serve as CEO of MTR, or (v) Executive’s reporting line of authority is altered so he no  longer reports directly to the CEO; provided, however, that if Executive terminates this Agreement for one or more of the reasons stated in clauses (i) or (ii), Employer shall have a period of thirty (30) business days after actual receipt written notice of Executive’s assertion of Good Reason to cure the basis for such assertion, and, in the event of a cure (or the commencement of steps reasonably designed to result in prompts cure), the assertion of Good Reason shall be null and void and Executive’s employment shall continue pursuant to the terms hereof.  Notwithstanding anything to the contrary, the payment provisions of Section 4(c) hereof shall supersede the provisions of this Section 4(e), in the event that Executive terminates this Agreement for Good Reason following a Change in Control.

(f)            Executives Termination Without Good Reason. Executive shall have the right to terminate this Agreement without Good Reason for any reason upon sixty (60) days advance written notice to Company, following which neither party hereto shall have any further obligations or duties under this Agreement, except that the Company shall pay to Executive all unpaid Base Salary and unpaid Discretionary Cash Bonus then due and payable hereunder, in cash (subject to income and employment tax withholdings) within thirty (30) days after the date of the early termination of the Term.

(g)           IRC Section 409A.  Because the parties hereto intend that any payment under this Agreement shall be paid in compliance with Section 409A of the Internal Revenue Code (“Section 409A”) and all regulations, guidance and other interpretative authority thereunder, such that there will be no adverse tax consequences, interest or penalties as a result of such payments, the parties hereby agree to modify the timing (but not the amount) of any payment hereunder to the extent necessary to comply with Section 409A and avoid application of any such taxes, penalties or interest thereunder.  Consequently, notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Section 409A, Executive shall not be entitled to any payments on the date of termination of his employment until the earlier of (i) the date which is six (6) months after the termination date for any reason other than death, or (ii) the date of Executive’s death.  Any amounts otherwise payable to Executive following the date of termination that are not so paid by reason of this Section 4(g) shall be paid immediately after the date that is six (6) months after the termination date (of, if earlier, the date of Executive’s death).  The provisions of this Section 4(g) shall only apply, if ,and to the extent required to comply with Section 409A in a manner that Executive is not subject to additional taxes and/or penalties under Section 409A.

(h)           IRC Section 4999.  In the event that, as a result of payments to or for the benefit of Executive under this Agreement or otherwise in connection with a termination for Good Reason, any state, local or federal taxing authority imposes any taxes on Executive (other than regular income taxes) that would not be imposed but for the occurrence of a Change of Control, including any excise tax under Section 4999 of the Internal Revenue Code and any successor or comparable provision, then, in addition to any benefits provided for under this Section 4, Employer (including any successor to Employer) shall pay to Executive at the time any such tax becomes payable an amount equal to the amount of any such tax imposed on Executive, plus taxes or additional income.  For the avoidance of doubt, in the event that the Executive receives a payment pursuant to this Section 4(h), the Employer shall not pay and/or reimburse the Executive for the regular income taxes imposed with respect to such payment.

5.               Confidentiality and Non-Competition.

(a)           The Company and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of confidential information and trade secrets (collectively, “Confidential Material”) relating to the business practices of the Company and its Affiliates.  Executive agrees that he will not, directly or indirectly: (i) disclose to any other person or entity either during or after his employment by the Company; or (ii) use, except during his employment by the Company in the business and for the benefit of the Company or any of its Affiliates, any Confidential Material acquired by Executive during his employment by the Company, without the prior written consent of the Company or otherwise than as required by law or any rule or regulation of any federal or state authority.  Upon termination of his employment with the Company for any reason, Executive agrees to return to the Company all tangible manifestations of Confidential Materials and all copies thereof, not to disparage the Company, and for a period of one year from the date of such termination not to solicit for employment or hire any employee of the Company.  All programs, ideas, strategies, approaches, practices or inventions created, developed, obtained or conceived of by Executive during the term hereof by reason of his engagement by the Company, shall be owned by and belong exclusive to the Company, provided that they are related in any manner to the Company’s business or that of any of its Affiliates.  Executive shall: (i) promptly disclose all such programs, ideas, strategies, approaches, practices, inventions or business opportunities to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such items.

(b)           Executive agrees that during the Term he will not become a stockholder, director, officer, employee or agent of or consultant to any corporation, or member of or consultant to any partnership or other entity, or engage in any business as a sole proprietor or act as a consultant to any such entity, or otherwise engage, directly or indirectly, in any enterprise, in each case which competes with any business or activity engaged in, or known by Executive to be contemplated to be engaged in, by the Company or any of its Affiliates within one hundred (100) miles of any location in which the Company or any affiliates does business or in which Executive has knowledge that the Company or any of its Affiliates contemplates doing business; provided, however, that competition shall not include the ownership (solely as an investor and without any other participation in or contact with the management of the business) of less than five percent (5%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market.

(c)           Executive agrees that for a period of one (1) year from date of his separation from employment for any reason, other than in connection with a termination pursuant to Section 4(c), 4(d) and 4(e), he will not accept employment as an executive with any racetrack or casino within fifty (50) miles of any racetrack or casino owned or operated by the Company or its affiliates; provided that, Executive’s obligations under this Section 5 shall terminate upon a default by the Company of any of its payment obligations under this Agreement.

(d)           Executive agrees that the remedy at law for any breach by him of this Section 5 will be inadequate and that the Company shall be entitled to injunctive relief.

6.               General.  This Agreement is further governed by the following provisions:

(a)           Notices.  Any notice or other communication required or permitted to be given hereunder shall be made in writing and shall be delivered in person, by facsimile transmission or mailed by prepaid registered or certified mail, return receipt requested, addressed to the parties at the address stated above or to such other address as either party shall have furnished in writing in accordance with this Section.  Such notices or communications shall be effective upon delivery if delivered in person or by facsimile and either upon actual receipt or three (3) days after mailing, whichever is earlier, if delivered by mail.

(b)           Parties in Interest.  This Agreement shall be binding upon and insure to the benefit of Executive and his beneficiaries, and it shall be binding upon and inure to the benefit of the Company and any corporation succeeding to all or substantially all of the business and assets of the Company by merger, consolidation, purchase of assets or otherwise.

(c)           Arbitration.  Any disputes arising under the terms of the Agreement shall be settled by binding arbitration between the parties in the Wexford, Pennsylvania area in a proceeding held under the rules of the American Arbitration Association.  In such proceeding, each party shall choose one arbitrator and the two so chosen shall choose a third arbitrator.  The vote of two of the arbitrators shall be sufficient to determine an award.  Arbitration proceedings shall be commenced within thirty (30) days from the date of the claimant’s request for arbitration to the other party.  Notwithstanding anything herein to the contrary, the arbitrators shall have no authority to grant either party any consequential, incidental, punitive or special damages.

(d)           Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company including the Original Agreement, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  Any modification of this Agreement will be effective only if it is in writing signed by the parties.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the choice of law or conflicts of law rules and laws of such jurisdiction.

(f)            Severability.  In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(g)           No Breach.  Executive warrants and represents to the Company that neither his entering nor performing this Agreement will violate the terms of any contract or covenant to which Executive is a party or by which he is bound.

(h)           Indemnification.  The Company shall indemnify, defend and hold the Executive harmless, to the extent permitted by law, including the payment of reasonable attorneys’ fees, if the Company does not directly provide Executive’s defense, from and against any and all civil claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claims that assert as a basis, any acts, omissions or other circumstances involving the performance of Executive’s employment duties hereunder unless such claim is finally determined by a court of competent jurisdiction to arise from Executive’s gross negligence or willful, intentional and/or wanton act.

[SIGNATURES TO APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

MTR GAMING GROUP, INC.

/s/ David R. Hughes	/s/ Steven M. Billick
David R. Hughes	Steven M. Billick,
Chairman of the Compensation
Committee

/s/ James V. Stanton
James V. Stanton
Member of the Compensation
Committee

/s/ Raymond K. Lee
Raymond K. Lee
Member of the Compensation
Committee

/s/ Robert F. Griffin
Robert F. Griffin
President and Chief Executive
Officer